Exhibit 99.1

EXPRESSJET REPORTS NUMBER OF SHARES TO BE ISSUED FOR NOTES TO BE REPURCHASED

            HOUSTON, July 29, 2008 - ExpressJet Holdings (NYSE: XJT) today announced the number of shares of its common stock that will be issued in exchange for each of its 4.25% Convertible Notes due 2023 that is validly tendered under the company’s previously announced Offer to Exchange, dated July 2, 2008.  The company is conducting the exchange offer as required by the indenture governing the notes.  Pursuant to the indenture, the company has determined that holders who validly tender and do not withdraw their notes prior to the expiration date of the tender offer will receive 2,684 shares for each $1,000 in principal amount tendered.  This calculation is based upon 97.5% of the average closing sale price of the common stock for the five consecutive trading days ending on July 29, 2008, which closing prices were $0.43, $0.36, $0.38, $0.37 and $0.37, respectively, as reported by the New York Stock Exchange Group.

            The company has previously announced its intention to unilaterally amend the indenture governing the notes in order to provide improved terms and additional flexibility for the noteholders.  These benefits will apply to any noteholder holding the notes on August 2, 2008 following the consummation of the company's exchange offer.  Those noteholders will automatically receive the benefits of the unilateral amendment, including:

•	Security based on a pro-rata amount of collateral appraised at approximately $181 million, including approximately $96 million in spare parts and $85 million of spare engines;
•	Coupon increased from 4.25% to 11.25% over the remaining note term; and
•	An additional put right in three years or on August 1, 2011.

            The trustee under the indenture is supportive of the company’s decision to provide noteholders additional flexibility and improved terms beyond the August 1, 2008 put date.  These amendments have been reviewed and substantially approved in form and substance by the trustee.  The company intends to issue a press release and file the amended documents with the Securities and Exchange Commission via a Form 8-K, along with the third-party appraisal of the collateral, tomorrow, July 30, 2008.

ExpressJet Background

ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC. ExpressJet Airlines serves 166 destinations in North America and the Caribbean with approximately 1,450 departures per day. Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; and ExpressJet branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States. ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States. For more information, visit http://www.expressjet.com.

- more -

Important Information Regarding Tender Offer

This report is not a recommendation, an offer to purchase or a solicitation of an offer to sell any securities of the company. The company has commenced such tender offer as required under the indenture and filed with the SEC a tender offer statement on Schedule TO-I and related exhibits, including an offer to exchange, letter of transmittal and related documents. The company has also mailed such materials to the noteholders. Noteholders are urged to carefully read these documents, as they contain important information, including the various terms of, and conditions to, the tender offer. Noteholders can obtain a copy of the tender offer statement on Schedule TO-I, offer to exchange, letter of transmittal and related documents free of charge from the SEC's EDGAR database, which can be accessed through the SEC's Internet site (http://www.sec.gov).

Forward Looking Statements

Some of the statements in this document are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect actual results, and variances from current expectations regarding these factors could cause actual results to differ materially from those expressed in the forward-looking statements. Some of the known risks that could significantly impact revenues, operating results and capacity include, but are not limited to the company's continued dependence on Continental for the majority of its revenue; the company's new operations are less profitable than historical results; record-breaking fuel prices; competitive responses to the company's branded entry into new markets; certain tax matters; reliance on technology and third-party service providers; flight disruptions as a result of operational matters; regulatory developments and costs, including the costs and other effects of enhanced security measures and other possible regulatory requirements; competition and industry conditions. Additional information concerning risk factors that could affect the company's actual results are described in its filings with the Securities and Exchange Commission, including its 2007 annual report on Form 10-K. The events described in the forward-looking statements might not occur, or might occur to a materially different extent than described herein. The company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

####